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                                                                    Exhibit 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this registration statement on Form S-4 (Registration
No. 333-     ) of our report dated March 8, 1996 and April 3, 1996,
respectively, on our audit of the consolidated financial statements and financial statement Schedule II of Spice Entertainment Companies, Inc. as of December 31, 1995, and for the year then ended, which report is included in the Annual Report on Form 10-K of Spice Entertainment Companies, Inc. for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in such Proxy Statement/Prospectus.

                                   /s/ PricewaterhouseCoopers LLP


New York, New York
December 1, 1998